Exhibit 10.4

In the year nineteen hundred ninety-eight.

On the eighteenth of December,

Before me, Luc WEYTS, Doctor of Law, Notary public in Mechelen.

THERE DID APPEAR:

1. The limited liability company “AILANTHUS,” with registered office located in Huldenberg, Jan Vander Vorstlaan 19, incorporated pursuant to a deed executed before the undersigned notary public Luc Weyts on the thirteenth of October nineteen hundred ninety-seven, published in the annexes to the Belgian State Gazette on the fourth of November thereafter under number 971104-658, and of which the articles of association have not been amended up until now.

Registered in the commercial register in Leuven under number 98.006.

Value-Added Tax number BE461.745.338.

Here represented by Ms. INGELAERE, Hilde Maria Magdalena, agricultural engineer, born in Roeselare on the tenth of April nineteen hundred sixty-two, residing in Huldenberg, Jan Vander Vorstlaan 19; - spouse of Mr. VANCRAEN, Wilfried Frans Isidoor, who is appearing here in his capacity as managing director of the corporation with the authority to represent the latter individually both in legal proceedings and extrajudicial matters.

Hereinafter called “the lessor”.

2. The limited liability company “MATERIALISE,” with registered office located in Huldenberg, Jan Vander Vorstlaan 19, incorporated pursuant to a deed executed before the undersigned notary public Luc Weyts on the twenty-eighth of June nineteen hundred ninety, published in the annexes to the Belgian State Gazette on the first of August thereafter under number 900801-272, and of which the articles of incorporation were amended pursuant to an official record drawn up by the undersigned notary public Luc Weyts on the twenty-third of December nineteen hundred ninety-seven, published in the annexes to the Belgian State Gazette on the sixth of May nineteen hundred ninety-eight under number 980506-167.

Registered in the commercial register in Leuven under number 77-324.

Value-Added Tax number BE 441.131.254.

Here represented by Mr. VANCRAEN, Wilfried Frans Isidoor, civil engineer, born in Duffel on the third of December nineteen hundred sixty-one, residing in Huldenberg, Jan Vander Vorstlaan 19; - who is appearing here in his capacity as managing director of the company with the authority to represent the latter individually both in legal proceedings and extrajudicial matters.

Hereinafter called “the lessee”.

Who requested me, the notary public, to establish authentically a real estate lease agreement, which the first-named concedes to the second-named, concerning the following real estate:

Description

CITY OF LEUVEN (fourteenth district) (formerly Haasrode)

A plot of industrial land with a building to be built, located in the industrial park/research park, surveyed or having been surveyed as Section C, numbers 41/H/part, 46/E (formerly 46/D/part), 48/N (formerly 41/G/part, 41/K/part, 48/H/part, 48/K/part and 51/C (formerly 41/F/part and 41/I/part) in size seventy-one ares, forty-three centiares (71a.43ca.).

Origin of the property

The lessor is the owner of the real property described above, having acquired it from the Intercommunal Society for Spatial Planning and the Economic-Social Expansion (“Intercommunale Maatschappij voor de Ruimtelijke Ordening en de Economisch-Sociale Expansie”) of the District Leuven, referred to in short as Interleuven, a civil company having taken the legal form of a cooperative company, with registered office located in Leuven, Brouwersstraat 6, pursuant to a deed executed before Ms. Robbrecht, Godelieve, auditor of the Purchase Committee in Mechelen on the eighteenth of February nineteen hundred ninety-eight, offered for recording at the second mortgage office in Leuven.

The aforementioned Intercommunal Society for Spatial Planning and the Economic-Social Expansion (“Intercommunale Maatschappij voor de Ruimtelijke Ordening en de Economisch-Sociale Expansie”) of the District Leuven, referred to in short as Interleuven, was the owner of the real property described above, having acquired it under a larger area as follows:

1. the part Section C number 41/H/part: transferred to the Public Center for Social Welfare of Leuven, pursuant to a judgment of the Justice of the Peace Court of the second district of Leuven, dated the sixth of July nineteen-hundred ninety, recorded at the second mortgage office of Leuven on the ninth of August thereafter, Book 4.474, number 30.

This plot originally belonged to the Committee of Public Assistance of Leuven which had for more than thirty years uninterrupted, undisturbed and unequivocal possession in title of ownership.

Pursuant to Article 2 of the Organic Law concerning the Public Centers for Social Welfare, on the eighth of July nineteen hundred seventy-six (Belgian State Gazette on the fifth of August thereafter), this plot was taken over by the Public Center for Social Welfare of Leuven.

2. the part Section C number 46/E (formerly number 46/D/part): transferred to the spouses Theophiel Ghislain Verreyt-Bottu Maria Wivina, in Leuven, pursuant to a purchase deed executed before Mr. Lodewijckx, Roger, auditor with the Purchase Committee in Mechelen, on the twentieth of June nineteen hundred ninety, recorded at the second mortgage office in Leuven on the eighteenth of July thereafter, book 4.479, number 4.

The spouses Verreyt-Bottu had acquired this plot pursuant to a deed executed before notary public Charles Roberti de Winghe in Leuven on the sixteenth of July nineteen hundred sixty-five, recorded at the second mortgage office in Leuven on the twenty-ninth of July thereafter, book 102, number 5.

3. the part Section C number 48/N/ (formerly parts of numbers 41/G, 41/G, 41/K, 48H and 48/K): transferred to a) Ms. Magits, Maria Angelica, widow of Mr. Lefevre, Joannes Baptista, in Leuven; b) 1) Ms. Lefevre, Simone Virginie, spouses of Mr. Pappaert, Gustaaf, in Leuven; and 2) Ms. Lefevre, Leopoldine Lucienne Fernande, spouse of Quintens, Jules Albert, in Leuven, pursuant to a deed executed before Mr. Lodewijckx, aforementioned, on the twentieth of June nineteen hundred ninety, recorded at the second mortgage office in Leuven on the eighteenth of July thereafter, book 4.479, number 5.

Originally, the former plots 41/G, 41/K, 48/H and 48/K belonged to the spouses Joannes Baptista Lefevre-Magits Maria Angelica, aforementioned, namely:

a) the plots 41/G, 41/K and 48/H belonged to the husband pursuant to a deed of gift/partition executed before notary public Armand Hollanders de Ouderaen in Leuven on the fourteenth of February nineteen hundred twenty-nine, recorded at the mortgage office in Leuven on the sixth of March thereafter, book 5.437, number 13.

b) the plots 48/K belonged to the communal estate pursuant to a purchase deed executed before notary public Pierre Bosmans in Leuven on the eleventh of January nineteen hundred thirty-seven, recorded at the mortgage office in Leuven on the sixth of March thereafter, book 6.289, number 18.

Mr. Lefevre, Joannes Baptista, aforementioned, died in Leuven on the eleventh of August nineteen hundred eighty-three. His estate fell to his surviving spouse for one-third in complete ownership and two-thirds in usufruct, pursuant to a gift included in the matrimonial contract executed before notary public Armand Hollanders de Ouderaen in Leuven on the twenty-fifth of May nineteen hundred twenty-eight, and for the rest to his two daughters, Ms. Lefevre, Simonne, and Ms. Lefevre, Leopoldine, both aforementioned.

4. the part Section C number 51/C/part (formerly parts of numbers 41/F and 41/E): transferred to 1) Ms. Berens, Maria Gerardina, spouse of Mr. Mathys Guillaume Franciscus, in Korbeek-Lo and 2) Mr. Berens, Marcel Sylvain, in Korbeek-Lo, pursuant to minutes for final allocation, drawn up by notary public Paul Bosmans in Leuven on the seventeenth of December nineteen hundred eighty-four, recorded at the second mortgage office in Leuven on the fifteenth of February nineteen hundred eighty-five, book 3.489, number 10.

Originally, the former plots 41/F and 41/I belonged to Mr. Berens, Vital, spouse of Ms. Limbos, Margaretha Melania, in Haasrode, pursuant to a deed of partition executed before notary public Jean Felix Peeters in Leuven on the twenty-ninth of December nineteen hundred thirty-one, recorded at the mortgage office in Leuven on the second of February nineteen hundred thirty-two, book 5.765, number 22.

Mr. Berens, Vital, aforementioned, widower since the tenth of June nineteen hundred seventy, died in Haasrode on the twenty-seventh of July nineteen hundred seventy, leaving behind as sole legal and reserved heirs his two children, Ms. Berens, Maria Gerardina, and Mr. Berens, Marcel Sylvain, both aforementioned.

CONDITIONS

ARTICLE 1. Introduction

The lessor has committed itself to purchasing the building plot described above.

The lessor has paid the price of the aforementioned land, being in total the amount of twelve million nine hundred eight thousand four hundred fifty (12,908,415.00) francs with the understanding that this sum includes the deed costs and fees.

The notarial deed was executed before Ms. Robbrecht, Godelieve, auditor of the Purchase Committee in Mechelen on the eighteenth of February nineteen hundred ninety-eight, offered for recording at the second mortgage office in Leuven. It shall be required to comply with all laws and regulations regarding organization of spatial planning and urban construction.

ARTICLE 2. Construction

1. The lessor has committed itself at its expense to construct on the aforementioned land a building with parking facility, in accordance with the plans drawn up by architect Rimanque at the request of the lessee.

2. Building shall mean, in the sense of this agreement, the shell of the building, its accesses, as well as the parking facility, the plasterwork, the cabinetwork, the glasswork, the flooring, the false ceilings, the sanitary fittings, the heating and the lighting, the electrical installation without lighting fixtures, but including the air conditioning.

3. The total amount invested by the lessor shall not exceed the sum of sixty-five million (65,000,000.00) francs, with the understanding that any excess shall be paid by the lessee without this payment’s ever having any effect on the absolute ownership right of the lessor over the complete finished building as described in 2. above.

4. All other equipment shall be paid for by the lessee and shall remain the property of that company, among other things: the lighting fixtures and the lighted advertising, the loose material required for the operation, production material, etc. This summary is descriptive but not limitative.

5. The supervision over the work and check of the invoices shall be entrusted to architect Rimanque recognized by both parties, acting in close cooperation with the technical management of the lessee.

6. The studies and calculations for the foundation, the supporting walls, the metal framework and reinforced concrete shall be entrusted to architect Rimanque, recognized by the lessee and who shall take complete responsibility for the execution of these works.

7. The lessor shall honor any other obligations entered into with official authorities. In the case that these obligations entail any expenditure, these shall be added to the construction price.

8. The construction started on the first of December nineteen hundred ninety-seven.

ARTICLE 3. Lease

From now on, the lessor commits itself to lease the land and the building as listed and defined above to the lessee who assumes the obligation to accept this under the conditions described below.

The taking into use took place on the first of June nineteen hundred ninety-eight.

Accordingly, the following shall be agreed:

I. Duration

The lease shall begin to run on the first of April nineteen hundred ninety-eight.

The lease shall be granted for a fixed period of fifteen (15) years.

II. Lease Price

1.	There shall be owed by the lessee to the lessor a financing lease compensation that is equal to seven million eight hundred thousand (7,800,000.00) francs per year (excluding Value-Added Tax), that has been calculated on the basis of an investment of sixty-five million (65,000,000.00) francs, a duration of fifteen (15) years and an interest rate of eleven percent (11%) per year in accordance with the repayment table attached hereto. The annual financing lease compensation shall be paid in monthly installments of six hundred fifty thousand (650,000.00) francs, in arrears.

2.	There shall be no postponement or no reduction whatever of the compensation required by reason of hindrance of use, regardless of what the causes, the extent or the duration thereof may be.

3.	Any delay shall result in legally charging delay interest at eighteen percent (18%) per year, which shall begin eight days after the due date.

4.	The lessee shall pay therefore the compensation and, during the entire duration of the contract, the real property levy and taxes of all nature on the buildings, as well as all new business taxes that may be implemented.

In case this clause is declared null and void by the law, the lessee and the lessor commit themselves already now to revise the lease price in joint consultation, so that the income of the lessor from the leased property does not diminish.

III. Insurance and responsibility

During the entire duration of the contract, the lessee shall repay the insurance premiums against fire risk of the property underwritten by the lessor to the latter.

The lessee furthermore commits itself to insure its responsibility as lessee for its full value against fire, as well as against recourse from its neighbors. These insurance policies shall be entered into with the company Commercial Union Belgium (CUB) under customary market conditions.

IV. Improvement, constructions, maintenance, use

1. Upon normal or premature termination of the rights of the lessee, all improvements that the lessee has made to the property that is the subject of this contract shall legally belong to the lessor, without any compensation having to be paid in that regard.

2. The described goods shall be principally leased to serve as office and production spaces. The lessee shall be permitted to perform all related activities in the broadest sense.

3. The lessee must bear the costs of water, gas and electricity consumption, as well as subscriptions for the rental and maintenance of the meters.

4 The small and large repairs of any nature to all buildings shall be performed through the care and at the expense of the lessee, who shall not demand any compensation or reduction of the lease price from the lessor.

5. When the lessee vacates the buildings, he must leave the latter in a good state of maintenance, the repairs of any nature having been performed. In the event that the leased premises upon being vacated shall not be in a good state of maintenance, the lessor shall have the right urgently to have the necessary work performed, without prior notice of default, and exclusively at the expense of the lessee.

6. The property is provided with installations for water, central heating, air conditioning, etc.

The lessee shall bear in connection with these installations, all expenses, both large and small, as well as those arising from official supervision to which they are subjected.

ARTICLE 4: Breaking - Expropriation - Relinquishment of lease and sublease

1. If the lessee does not maintain the buildings in good condition, the lessor shall expressly have the right to perform the necessary repairs at the expense of the lessee.

2. In case of any disagreement about the maintenance activities at the cost of the lessee, breaking of the agreement can only occur if the lessee does not perform the repairs which he is charged to make by a judgment or final and conclusive decision within a normal period.

3. In case of expropriation of the property, the lessee renounces any demand that in any way would reduce the compensation due to the lessor.

4. The lessee shall have the right to relinquish the lease, to put it into a company and to sublease, but on the condition that it remains severally liable for the payment of the compensations and for the performance of the obligations.

5. In case of merger of the lessee with another company, the company or the absorbing company shall legally assume the rights and obligations arising from this contract.

6. Dissolution of the financing agreement

If the lessee for whatever reason does not comply with one of the obligations imposed on him by the present contract of financing lease, the lessor shall have the right to obtain the dissolution of the agreement at the lessee’s expense.

This also applies in case of bankruptcy, request for moratorium or stopping of the activities of the lessee.

In that case, the lessor shall have the right to demand the immediate payment from the lessee of an amount that shall be determined as follows:

a.	The arrears, if any, in the financing lease compensations with interest for the delay mentioned in Article 3.

b.	The still-owed remaining amount in capital established in accordance with the repayment table then valid, increased by the interest starting on the last-paid monthly due date to the day of the actual payment.

c.	When the occasion arises, all other sums that would be owed pursuant to the financing lease agreement.

d.	An irreducible compensation that has been established by mutual agreement at six (6) months’ interest at the interest rate then valid for the calculation of the financing lease price, calculated on the capital still owed.

In any case other than bankruptcy or request for moratorium, such a claim for dissolution must be preceded by a notice of default by registered mail and the dissolution can only take place at the earliest one month after the notice of default.

ARTICLE 5: Preferential right in case of sale of the property.

In case the lessor should put the property up for sale during the lease period, the lessee shall have a preferential right for the purchase.

The lessee shall be informed about the conditions for the sale by a registered mail; the lessee shall, calculated from the day of receipt of the letter, have a month at his disposal to decide. This decision shall be announced to the lessor by registered mail within a month.

These provisions shall not be applicable, however, if the property is sold publicly.

In that case, the lessor must notify the lessee by registered mail of the place and date of the sale, as well as the name and address of the executing notary public at least fifteen (15) days before the first allocation.

ARTICLE 6: Reliability with respect to third-party buyers

It shall be expressly agreed between the parties that the lessor, its claimants and any later owners commit themselves, in case of sale of the real property, to stipulate that the purchaser shall respect this agreement for the complete duration provided therein and for all clauses therein stated.

ARTICLE 7. Option to purchase

Insofar as the lessee has maintained the capacity of lessee until the end of the lease period and has met his obligations arising from the present contract, he shall at that time have available an option to purchase the leased property.

This option must be exercised in the month following the expiration of the period; the price shall be payable upon execution of the deed.

The option price shall be equal to forty million six hundred forty-eight thousand three hundred seventy-one (40,648,371.00) francs.

ARTICULE 8: Environment

The lessor declares before entering into the present agreement that he has informed the lessee of the content of the soil certificate provided by OVAM [Public Flemish Waste Materials Company] on the thirtieth of April nineteen hundred ninety-seven, according to Article 36 of the Flemish Soil Decontamination Decree, literally stated below:

“…

For this surveyed plot, there are no data available in the register of contaminated lands because no data are available at the OVAM.

Comment:

Lands on which an installation is or was established or an activity is or was performed that is included in the list referred to in Article 3 § 1 of the soil decontamination decree can, starting 1 October 1996, only be transferred if an orienting soil examination is provided in advance to the OVAM with a statement of the transfer.

This certificate replaces all prior certificates.”

The lessor declares further that there is or was no installation established on the land and that no activity is or was performed that is included in the list of installations and activities that can cause soil contamination.

He declares, incidentally that he has no knowledge of any soil contamination that can cause damage to the lessee or to third parties, or which could give rise to a decontamination obligation, to use limitations or to other measures which the public authorities can impose in this connection.

The lessor indemnifies, insofar as necessary, the lessee for any damage which might arise from soil contamination, insofar as the cause thereof shall be found in facts that date from before this real property lease agreement.

The undersigned notary public has previously pointed out to the lessor the possibility in this regard to have an orienting soil examination performed.

ARTICLE 9. Assignment of competence

The civil court of the District of Leuven shall be solely competent in any dispute in connection with the validity and the interpretation as well as with the performance of the present contract.

The nullification of any clause whatever in this deed shall not have as a consequence the nullification of the entire agreement.

The parties should, in that case, replace the nullified clause with another clause that gives the same legal and economic result.

CONCLUSION

a)	The undersigned notary public confirms, insofar as is necessary, the identities of the parties.

Choice of domicile shall be done by him at their respective registered offices.

b)	The mortgage registry is discharged from taking any record as a result of the transfer of this deed.

c)	All costs, fees and honoraria shall be at the expense of the lessee.

WHEREOF DEED

Executed in Mechelen, at the office, today.

After reading aloud, the parties, represented as stated above, signed with me, the notary public.

(the signatures follow),

Real property lease

Real property lease repayment table

STARTING CAPITAL	65,000,000
INTEREST RATE %	11
REPAYMENT PER MONTH	650,000
MONTHS	180
REMAINING CAPITAL	40,648,371

Month	Capital Outstanding	Interest	Capital Repayment
1	65,000,000	595,833	54,167
2	64,945,833	595,337	54,663
3	64,891,170	594,836	55,164
4	64,836,006	594,330	55,670
5	64,780,336	593,820	56,180
6	64,724,156	593,305	56,695
7	64,667,460	592,785	57,215
8	64,610,245	592,261	57,739
9	64,552,506	591,731	58,269
10	64,494,237	591,197	58,803
11	64,435,435	590,658	59,342
12	64,376,093	590,114	59,886
13	64,316,207	589,565	60,435
14	64,255,772	589,011	60,989
15	64,194,783	588,452	61,548
16	64,133,236	587,888	62,112
17	64,071,124	587,319	62,681
18	64,008,442	586,744	63,256
19	63,945,186	586,164	63,836
20	63,881,350	585,579	64,421
21	63,816,929	584,989	65,011
22	63,751,918	584,393	65,607
23	63,686,311	583,791	66,209
24	63,620,102	583,184	66,816
25	63,553,286	582,572	67,428
26	63,485,858	581,954	68,046
27	63,417,811	581,330	68,670
28	63,349,141	580,700	69,300
29	63,279,842	580,065	69,935
30	63,209,907	579,424	70,576
31	63,139,331	578,777	71,223
32	63,068,108	578,124	71,876
33	62,996,233	577,465	72,535
34	62,923,698	576,801	73,199
35	62,850,499	576,130	73,870
36	62,776,628	575,452	74,548
37	62,702,081	574,769	75,231

Real property lease

Month	Capital Outstanding	Interest	Capital Repayment
38	62,626,850	574,079	75,921
39	62,550,929	573,384	76,616
40	62,474,313	572,681	77,319
41	62,396,994	571,972	78,028
42	62,318,967	571,257	78,743
43	62,240,224	570,535	79,465
44	62,160,759	569,807	80,193
45	62,080,566	569,072	80,928
46	61,999,638	568,330	81,670
47	61,917,968	567,581	82,419
48	61,835,549	566,826	83,174
49	61,752,375	566,053	83,937
50	61,668,439	565,294	84,706
51	61,583,733	564,518	85,482
52	61,498,250	563,734	86,266
53	61,411,984	562,943	87,057
54	61,324,927	562,145	87,855
55	61,237,072	561,340	88,660
56	61,148,412	560,527	89,473
57	61,058,939	559,707	90,293
58	60,968,646	558,879	91,121
59	60,877,526	558,044	91,956
60	60,785,570	557,201	92,799
61	60,692,771	556,350	93,650
62	60,599,121	555,492	94,508
63	60,504,613	554,626	95,374
64	60,409,239	553,751	96,249
65	60,312,990	552,869	97,131
66	60,215,859	551,979	98,021
67	60,117,838	551,080	98,920
68	60,018,918	550,173	99,827
69	59,919,091	549,258	100,742
70	59,818,350	548,335	101,665
71	59,716,685	547,403	102,597
72	59,614,088	546,462	103,538
73	59,510,550	545,513	104,487
74	59,406,063	544,556	105,444
75	59,300,619	543,589	106,411
76	59,194,208	542,614	107,386
77	59,086,822	541,629	108,371
78	58,978,451	540,636	109,364
79	58,869,087	539,633	110,367
80	58,758,720	538,622	111,378
81	58,647,341	537,601	112,399
82	58,534,942	536,570	113,430

Real property lease

Month	Capital Outstanding	Interest	Capital Repayment
83	58,421,512	535,531	114,469
84	58,307,043	534,481	115,519
85	58,191,524	533,422	116,578
86	58,074,946	532,354	117,646
87	57,957,300	531,275	118,725
88	57,838,575	530,187	119,813
89	57,718,762	529,089	120,911
90	57,597,851	527,980	122,020
91	57,475,831	526,862	123,138
92	57,352,693	525,733	124,267
93	57,228,426	524,594	125,406
94	57,103,020	523,444	126,556
95	56,976,464	522,284	127,716
96	56,848,749	521,114	128,886
97	56,719,862	519,932	130,068
98	56,589,794	518,740	131,260
99	56,458,534	517,537	132,463
100	56,326,070	516,322	133,678
101	56,192,393	515,097	134,903
102	56,057,490	513,860	136,140
103	55,921,350	512,612	137,388
104	55,783,962	511,353	138,647
105	55,645,315	510,082	139,918
106	55,505,397	508,799	141,201
107	55,364,197	507,505	142,495
108	55,221,702	506,199	143,801
109	55,077,901	504,881	145,119
110	54,932,782	503,550	146,450
111	54,786,332	502,208	147,792
112	54,638,540	500,853	149,147
113	54,489,394	499,486	150,514
114	54,338,880	498,106	151,894
115	54,186,986	496,714	153,286
116	54,033,700	495,309	154,691
117	53,879,009	493,891	156,109
118	53,722,900	492,460	157,540
119	53,565,360	491,016	158,984
120	53,406,376	489,558	160,442
121	53,245,934	488,088	161,912
122	53,084,022	486,604	163,396
123	52,920,625	485,106	164,894
124	52,755,731	483,594	166,406
125	52,589,325	482,069	167,931
126	52,421,394	480,529	169,471
127	52,251,924	478,976	171,024

Real property lease

Month	Capital Outstanding	Interest	Capital Repayment
128	52,080,900	477,408	172,592
129	51,908,308	475,826	174,174
130	51,734,134	474,230	175,770
131	51,558,364	472,618	177,382
132	51,380,982	470,992	179,008
133	51,201,974	469,351	180,649
134	51,021,326	467,695	182,305
135	50,839,021	466,024	183,976
136	50,655,045	464,338	185,662
137	50,469,383	462,636	187,364
138	50,282,019	460,919	189,081
139	50,092,938	459,185	190,815
140	49,902,123	457,436	192,564
141	49,709,559	455,671	194,329
142	49,515,230	453,890	196,110
143	49,319,120	452,092	197,808
144	49,121,212	450,278	199,722
145	48,921,490	448,447	201,553
146	48,719,937	446,599	203,401
147	48,516,536	444,735	205,265
148	48,311,271	442,853	207,147
149	48,104,124	440,954	209,046
150	47,895,079	439,038	210,962
151	47,684,117	437,104	212,896
152	47,471,221	435,153	214,847
153	47,256,374	433,183	216,817
154	47,039,558	431,196	218,804
155	46,820,754	429,190	220,810
156	46,599,944	427,166	222,834
157	46,377,110	425,124	224,876
158	46,152,233	423,062	226,938
159	45,925,296	420,982	229,018
160	45,696,278	418,883	231,117
161	45,465,160	416,764	233,236
162	45,231,924	414,626	235,374
163	44,996,550	412,468	237,532
164	44,759,018	410,291	239,709
165	44,519,309	408,094	241,906
166	44,277,403	405,876	244,124
167	44,033,279	403,638	246,362
168	43,786,918	401,380	248,620
169	43,538,298	399,101	250,899
170	43,287,399	396,801	253,199
171	43,034,200	394,480	255,520
172	42,778,680	392,138	257,862

Real property lease

Month	Capital Outstanding	Interest	Capital Repayment
173	42,520,818	389,774	260,226
174	42,260,592	387,389	262,611
175	41,997,981	384,981	265,019
176	41,732,962	382,552	267,448
177	41,465,515	380,101	269,899
178	41,195,615	377,626	272,374
179	40,923,242	375,130	274,870
180	40,648,371	372,610	277,390